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                               USGlobalNanospace


August 3, 2005



Mr. Carl H. Gruenler
4 Vale Road
Arrowsic, ME 04530

Dear Carl,

      U.S. Global Nanospace, Inc. (the "Company") is very pleased to confirm our offer of employment to you. If you accept this offer, the terms of your employment will be governed by the Company's general policies and procedures as well as by the terms set forth in this letter. Your signature at the bottom of this letter indicates that you have read and understood this letter and agree to accept employment pursuant to its terms. Your employment will not begin until we receive from you a fully executed copy of this letter as well as a completed and signed I-9 Form and a Confidentiality and Non-Disclosure Agreement. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title: Your title will be President and Chief Executive Officer. You will report directly to the Company's Board of Directors.

Start Date:       Unless  we agree  otherwise,  your  employment  will  begin on
                  Monday, August 1, 2005 (the "Commencement Date").

Compensation: The Company will not be obligated to pay a cash salary to you until it receives and accepts a firm contract or commitment that will require payment to the Company of no less than $10 million (the "Contract"), or the Board of Directors approves cash salary for other officers on a going forward basis, not including payment in cash of previously accrued wages to existing or prior officers. As an inducement for you to accept employment with the Company, management will recommend to the Board of Directors a restricted stock award to you of 2 million restricted shares of common stock (the "Shares"), with 400,000 of the Shares vesting on the Commencement Date, and 133,333 of the Shares vesting on the last day of each month for 11 months commencing August 31, 2005, and the remaining 133,337 of the Shares vesting on July 31, 2006. In the event of your termination for any reason prior to August 31, 2006, all unvested Shares shall be cancelled. In such event, a pro rated number of Shares shall be considered to vest with respect to the month of your termination. In the event of a merger or consolidation of the Company with or into another company, or the sale of substantially all of the Company's assets, all unvested Shares will become vested immediately prior to the consummation of such transaction.

During the period prior to the Company entering into the Contract, and subject to the receipt of such documentation and records as the Company will from time to time require, the Company will reimburse you for your reasonable living expenses (for the Arlington area) and travel expenses (including scheduled trips to and from the State of Maine). The amount of these reimbursable expenses will be determined as soon as possible. Aside from your living and travel expenses, the Company will reimburse you for all reasonable business expenses, up to the amount of $800 per month, incurred by you during your employment to the extent such expenses are in compliance with the Company's business expense reimbursement policies in effect from time to time and upon presentation by you of such documentation and records as the Company will from time to time require. Expenses in excess of $800 per month must be approved in writing by the Company's Chief Financial Officer.


                               1016 W. Harris Road
                             Arlington, Texas 76001
                          817-375-3400 Fax 817-375-3401

From and after the date that the Company receives and accepts the Contract or commences paying cash salary to other officers on a going forward basis, your starting salary will be $16,667 per month. Provided your employment with the Company continues, your salary will be increased after six months to $20,833 per month and then reviewed again 12 months after the date of this increase. The Board of Directors, in its sole discretion, may grant an annual bonus to you of up to 1 million shares of the Company's common stock. The annual bonus will be subject to any applicable tax withholdings and/or employee deductions.

During your employment, you will be entitled to participate in any and all medical, pension, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally. Such participation will be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company. The Company offers 10-paid holidays each calendar year.

We want to confirm for you that the Company is an at-will employer. This means that every employee is free to terminate his or her employment with the Company at any time, with or without a reason. Likewise, the Company also has the right to terminate an employee's employment at any time, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. Your at-will status can only be changed in writing signed by the Company's Board of Directors.

You are aware of the SEC's investigation of the Company, the Company's need for additional capital and the fact that the Company's existence is reliant upon completing certain projects. You represent that you have undertaken a due diligence investigation of the Company and its management, including a review of its filings with the SEC. You represent that you have the qualifications and ability to perform the services required by the Company in a professional manner.

We sincerely hope that you decide to join the Company. If you would like to do so, please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than 5:00 p.m., Central time, on August 3, 2005.

If you have any questions regarding this letter, please do not hesitate to call me.

Sincerely,


/s/ John D. Robinson
John D. Robinson
Chairman & CEO



I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.


Accepted by: /s/ Carl Gruenler              Date: 8/3/05
                 Carl H. Gruenler

May 13, 2005                                                         $350,000.00

                           REVOLVING PROMISSORY NOTE


      FOR VALUE RECEIVED, US Global Nanospace, Inc., hereafter referred to as "Maker," promises to pay to the order of USDR, Inc., hereafter referred to as "Holder," on or before August 13, 2005, the principal balance then outstanding, together with accrued interest, provided that the maximum amount of principal outstanding at any one time shall be THREE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($350,000.00) in lawful and legal tender of the United States of America.

      1. INTEREST RATE. Interest shall accrue daily on the outstanding principal balance of at the rate of ten percent (10%) per annum, prior to maturity, and after maturity at the maximum rate permitted by law, but in no event less than eighteen percent (18%) per annum, together with interest on all amounts unpaid on this Note from the date of this Note until maturity.

      2. PREPAYMENT. Maker shall have the right to prepay this Note in whole or in part, at any time, and in such amounts as Maker shall so desire, and, from time to time, as Maker sees fit. Interest shall immediately cease to accrue as of the date of the prepayment on any amount of the principal that is so prepaid. Any prepayment of the principal shall be credited to the payment of the installments last accruing under this Note. Prepayment of a part of this Note shall not affect the Maker's obligations to continue the regular payments stated in this Note.

      3. DEFAULT. It is agreed that time is of the essence of this Note. If default is made in any part of the principal or interest of this Note as it becomes due and payable upon the performance of any obligation, agreement, or covenant contained in any instrument securing payment of this Note, then the Holder shall have the option to declare the entire unpaid balance of both the principal and accrued interest immediately due and payable without notice, and may foreclose any and all liens securing payments under this Note. Failure of Holder to exercise this option shall not constitute a waiver of Holder's right to exercise this option in the event of any subsequent default.

      It is further agreed that all past due principal and interest shall bear interest from the date it is due until paid at the maximum lawful rate at which the undersigned may legally contract under the laws of the State of Texas or under other applicable federal laws. In any event, all past due principal and interest shall bear an interest rate of no less than eighteen percent (18%).

      4. ATTORNEY'S FEES. In the event of default under this Note or under any of the accompanying instruments securing payment of this Note, or if this Note is placed in the hands of an attorney or agency for collection, regardless of whether or not suit is filed, or if this Note is collected by suit or legal process including, but not limited to, through the probate court or bankruptcy proceedings, Maker agrees to pay reasonable attorney's fees and the expenses of collection.

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


      5. AMENDMENT AND WAIVER. This Note may be amended, or the terms hereof waived, only in writing and having been executed by all of the parties to this Note.

      6. USURY EXCLUSION, All agreements between Maker and Holder are expressly limited so that under no circumstances or event shall the amount paid or agreed to be paid to Holder for the use, forbearance, or detention of the money to be lent under this Note exceed the maximum amount permissible under the applicable federal and state usury laws_ It is therefore the intention of Maker and Holder to conform strictly to any state and federal usury laws applicable to this loan transaction, and to permit the highest rate of interest according to law. Therefore, in this Note, or in any of the documents securing payment of this Note or otherwise relating to this Note, the aggregate of all interest and any other charges constituting interest under the applicable law, contracted for, chargeable, or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the maximum amount of interest permitted by law.

      7. BINDING EFFECT. This Note binds, and shall inure to the benefit of, the parties and their respective successor and assigns.

      8. CONSTRUCTION. This Note shall be governed by and construed under the laws of the State of Texas and the laws of the United States of America.

      IN WITNESS WHEREOF, the undersigned has executed this Note written above.



                                        US GLOBAL NANOSPACE, INC.


                                        By: /s/ John Robinson
                                            ---------------------------
                                              John Robinson, Chairman

                                                        MAKER

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